Exhibit 99.2

PERRIGO ANNOUNCES AGREEMENT WITH STARBOARD

Company to Reconstitute Board with Five New Independent Directors

New Directors Include Bradley Alford, Jeffrey Kindler, Jeffrey Smith and Two Additional Independent Directors to Be Recommended by Starboard

DUBLIN, February 7, 2017 -- Perrigo Company plc (NYSE: PRGO; TASE) today announced that it has entered into an agreement with Starboard Value LP ("Starboard"), which owns approximately 6.7 percent of Perrigo's shares, regarding the membership and composition of the Perrigo Board of Directors and certain customary standstill restrictions.

Under the terms of the agreement, Jeffrey Smith, Starboard's CEO and Chief Investment Officer, Bradley Alford and Jeffrey Kindler have been appointed to the Perrigo Board, effective immediately, and Starboard will also be recommending two additional independent directors to be added to the Perrigo Board. Current directors, Herman Morris, Shlomo Yanai, Michael Jandernoa, and Gary Kunkle will step down from the Board effective immediately. Perrigo's Board of Directors will be composed of 10 members until the appointment of an additional Board member. Ellen Hoffing will step down from the Board upon the appointment of the second additional Board member recommended by Starboard at a later date.

Perrigo's Board of Directors Chairman, Laurie Brlas, commented, "Since our respective appointments in April 2016, John Hendrickson and I have been committed to bringing new energy and fresh perspectives to Perrigo.  We are pleased to have reached this agreement with Starboard and look forward to working closely with the new directors to create value for our shareholders. On behalf of the Perrigo Board and management team, I want to thank Michael Jandernoa, Gary Kunkle, Herman Morris, and Shlomo Yanai for their commitment to Perrigo's shareholders and significant contributions to the Company as a whole throughout their tenure."

Jeff Smith said, "I am pleased that we were able to reach a constructive agreement with Perrigo to reconstitute the Board with new independent directors. Brad Alford and Jeff Kindler bring important experience, expertise and perspectives to Perrigo, and I look forward to getting started right away and working closely with management and fellow board members with the common goal of maximizing value for all shareholders."

The complete agreement between Perrigo and Starboard will be filed with the Securities and Exchange Commission on Form 8-K.

New Directors

Jeffrey Smith is a Managing Member, CEO, and Chief Investment Officer of Starboard Value LP. Mr. Smith has extensive experience in best-in-class corporate governance practices and significantly improving value at underperforming companies. He currently serves as Chairman of the Board of Advance Auto Parts, Inc. and serves on the Board of Yahoo! Inc. Formerly Mr. Smith was Chairman of the Board of Darden Restaurants, Inc. and Phoenix Technologies Ltd., and sat on the Boards of many other companies. Jeff will chair Perrigo's Nominating and Governance Committee and join Perrigo's Remuneration Committee.

Jeff Kindler is a Venture Partner at Lux Capital and serves a CEO of Centrexion Corporation, which is a privately held bio therapeutics company that develops pain therapies. In addition, Mr. Kindler serves as Executive Chairman of vTv, Managing Director at Starboard Capital Partners (unrelated to Starboard Value LP or any of its affiliates), and advisor to a number of healthcare companies. Prior to this, Kindler was Chairman and CEO of Pfizer, Vice President of Litigation and Legal Policy at General Electric Company, Executive Vice President and General Counsel at McDonald's, and President at Partner Brands. In addition, Kindler has served as Member and Chairman on a number of Boards of Directors. Jeff will chair Perrigo's Remuneration Committee and join Perrigo's Audit Committee.

Bradley Alford is an Operating Partner at Advent International Corporation. He also serves as a Director of Avery Dennison Corporation, and a Director of Conagra Brands, Inc. and Unified Grocers, Inc. Mr. Alford was the former Chairman and Chief Executive Officer of Nestlé USA. Nestlé USA is the largest division within Nestlé. During Alford's time as CEO, revenue grew from $7.5 billion in 2006 to $12.7 billion in 2012. Alford spent his entire career with Nestlé, or companies acquired by Nestlé. Throughout his career, he has been focused on initiatives to improve processes and facilitate best practices across an organization. Brad will join Perrigo's Nominating and Governance Committee.

About Perrigo

Perrigo Company plc, a top five global over-the-counter (OTC) consumer goods and pharmaceutical company, offers consumers and customers high quality products at affordable prices. From its beginnings in 1887 as a packager of generic home remedies, Perrigo, headquartered in Ireland, has grown to become the world's largest manufacturer of OTC products and supplier of infant formulas for the store brand market. The Company is also a leading provider of branded OTC products, generic extended topical prescription products and receives royalties from Multiple Sclerosis drug Tysabri®. Perrigo provides "Quality Affordable Healthcare Products®" across a wide variety of product categories and geographies primarily in North America, Europe, and Australia, as well as other key markets including Israel and China. Visit Perrigo online at (http://www.perrigo.com).

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements." These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company's control, including the timing, amount and cost of share repurchases, future impairment charges, the ability to achieve its guidance and the ability to execute and achieve the desired benefits of announced initiatives. These and other important factors, including those discussed under "Risk Factors" in the Company's Form 10-KT for the six-month period ended December 31, 2015, as well as the Company's subsequent filings with the SEC, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information:

Bradley Joseph, Vice President, Global Investor Relations and Corporate Communications
(269) 686-3373
bradley.joseph@perrigo.com

Arthur J. Shannon, Vice President, Global Corporate Affairs and European Investor Relations
+35317094709
ajshannon@perrigo.com